EXHIBIT 99.1

  Pac-Van, Inc. Acquires Storage Container and Trailer Assets From
Mar-Rube Trailer Rental

Indianapolis, IN, March 2, 2020 – General Finance Corporation’s (NASDAQ:GFN) subsidiary, Pac-Van, Inc., announced its acquisition on Friday, February 28th of the storage container and storage trailer assets of Mar-Rube Trailer Rental in Baltimore, Maryland.

“The acquisition of the assets of Mar-Rube Trailer Rental significantly builds upon Pac-Van’s acquisition of Delmarva Trailer Sales and Rentals, the mobile storage business acquired by Pac-Van in 2018 that established Pac-Van’s initial location in the Baltimore/Washington D.C. market area. With the acquisition of Mar-Rube’s assets, Pac-Van has added nearly 900 additional rental units and six new staff members to our team,” said Jody Miller, CEO of General Finance Corporation. “This further expands Pac-Van’s reach into the expanding Baltimore/Washington DC area (the sixth largest MSA in the United States) and offers Pac-Van material synergies as the two locations will be combined into Delmarva’s location which will continue to provide a great opportunity for Pac-Van to deliver high quality portable storage and office space solutions throughout the market.”

About Pac-Van
Pac-Van, Inc. (www.pacvan.com), a wholly-owned subsidiary of General Finance Corporation, provides storage and office space solutions to its customers through the leasing and selling of storage containers (including the new safe, secure and simple PV3 safety containers), mobile office trailers, modular buildings and bulk liquid storage frac tanks. The company serves a wide variety of customers, including those in the commercial, construction, education, government, health care, industrial, and retail sectors. Committed to providing high quality products, dependable service and sales excellence, Pac-Van, Inc. is headquartered in Indianapolis, Indiana, and has over 60 offices throughout North America.

About General Finance Corporation
Headquartered in Pasadena, California, General Finance Corporation (NASDAQ: GFN, www.generalfinance.com) is a leading specialty rental services company offering portable storage, modular space and liquid containment solutions. Management’s expertise in these sectors drives disciplined growth strategies, operational guidance, effective capital allocation and capital markets support for the Company’s subsidiaries. The Company’s Asia-Pacific leasing operations in Australia and New Zealand consist of Royal Wolf Holdings Pty Ltd Limited (www.royalwolf.com.au), the leading provider of portable storage solutions in those countries. The Company’s North America leasing operations consist of wholly-owned subsidiaries Pac-Van, Inc. and Lone Star Tank Rental Inc. (www.lonestartank.com), providers of portable storage, office and liquid storage tank containers, mobile offices and modular buildings. The Company also owns Southern Frac, LLC (www.southernfrac.com), a manufacturer of portable liquid storage tank containers and other steel-related products in North America.

Media Contact: Shannon Jordan Pac-Van, Inc. sjordan@pacvan.com 317-489-5771		Investor Contact: Larry Clark Financial Profiles, Inc. lclark@finprofiles.com 310-622-8223
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